Exhibit 10.28

Execution Copy

AMENDMENT NO. 3

This Amendment No. 3 dated June 30, 2012 (“Amendment”) to the agreement dated as of June 11, 2007 between the Company and Michael S. Gilliland (as amended, the “Agreement”) amends the Agreement in the manner set forth. As may be required for the sake of consistency, this Amendment supersedes any specific provisions of Amendment No. 2 dated as of June 26, 2009.

The purpose of the Amendment is to maintain an orderly and aligned transition plan between Company and Executive. In summary, subject to the terms and conditions set forth below, it is the intent of the Board to: (1) employ Executive in his current role for rolling one-year periods so as to ensure Executive completes key projects as otherwise agreed between Executive and the Board of Directors of the Company (the “Board of Directors”), provided, however, that either party may terminate Executive’s employment as provided for in the Agreement (i.e., 60 days written notice); (2) increase Executive’s salary to $1 million per annum (Executive’s Target Bonus percentage will remain at 150%); (3) grant Executive 500,000 new stock options at current “fair market value” at the time of grant; and (4) appoint Executive to a two-year term on the Company’s Board of Directors once his employment with the Company terminates with an annual retainer of $250,000.

In consideration of the mutual covenants contained herein, and effective as of July 1, 2012, the parties hereto agree as follows:

1. The first two sentences of Section 4 of the Agreement shall be amended and restated in their entirety to read as follows (and replaces the text set forth in Paragraph 1 of Amendment No. 2):

“Unless terminated earlier pursuant to Section 9 hereof, the term of this Agreement shall be up to and including June 30, 2013 (the “Initial Term”). The term of this Agreement and your employment shall automatically renew for one-year periods following the Initial Term (each, an “Additional Term”); provided, however, that either party may terminate this Agreement (other than those provisions that by their terms apply after such or otherwise survive termination) and your employment at any time by providing at least 60 days written notice.”

2. Section 4 of the Agreement shall be amended by adding the follow new paragraph at the end thereof (and the text set forth in Paragraph 2 of Amendment No. 2 is hereby amended and restated in entirety):

“The Company, through its Board of Directors, and you agree to work together in good faith to provide for an orderly succession to your roles as CEO and Chairman of the Board of Directors of the Company in a manner consistent with ongoing succession planning discussions and processes. A successor to the position of CEO will be named at the discretion of the Board of Directors during the period of this Agreement. After such successor is appointed, you will remain with the Company up to the date of termination of your employment in the role of Chairman of the Board and will undertake in good faith to coach and mentor the new CEO, to meet with customers, remain an active member of the Board of Directors, and otherwise undertake any other reasonable duties or actions as may be requested of you by the Board of Directors or the Company in line with the purpose of training the new CEO and advancing the interests of the Company.”

3. The first sentence of Section 5 of the Agreement shall be amended and restated in its entirety to read as follows:

“During the Employment Period, your annual base salary will be $1,000,000 (“Base Salary”), less withholding for taxes and deductions for other appropriate items.”

4. The second sentence of the first paragraph of Section 9(a) of the Agreement is hereby deleted.

5. The second full paragraph of Section 9(a) of the Agreement (as amended by Paragraph 3 of Amendment No. 3) shall be amended and restated in its entirety to read as follows:

“In addition, the Company will pay to you, subject to Section 13(b)(2), as severance, in one lump-sum payment due within 30 days following the Date of Termination, an amount equal to the remaining Base Salary and Target Bonus for the period following the Date of Termination up to and including the end of the Initial Term (if such termination occurs during the Initial Term) or the end of the then current Additional Term (if such termination occurs during an Additional Term) and payment of $500,000 representing the annual retainers that would have been paid to you pursuant to Section 11 (the “Severance Amount”). Such amount shall be less withholding for taxes and deductions for other appropriate items.

6. Section 11 of the Agreement shall be amended by adding the following new two paragraphs at the end thereof (and the text set forth in Paragraph 4 of Amendment No. 2 is hereby amended and restated in its entirety):

“In addition to the above paragraph of this Section 11, Company agrees that following termination of this Agreement and your employment (which, for the avoidance of doubt, shall constitute the end of the Employment Period), you will be appointed to the Board of Directors (though not as Chairman) as described in Section 2 of the Agreement and otherwise remain available for ad hoc advice and support as reasonably requested by the Company for a period of two years. In exchange for such services, you shall receive an annual retainer payment of $250,000, payable in equal monthly installments less withholding for taxes and deductions for other appropriate items. Said retainer payments shall be your sole compensation for such role and you shall be entitled to no other compensation including pursuant to the last sentence of the first paragraph of this Section 11. Nothing herein shall supersede the ability of the Company to terminate your employment pursuant to the terms of the Agreement.

Following the termination of the Employment Period, the Company may elect, at any time, to terminate your appointment to the Board of Directors. In the event of any such termination without Cause, the Company will pay to you, subject to Section 13(b)(2), as severance, in one lump-sum payment due within 30 days following the date of such termination, an amount equal to $500,000 less any retainer payments made prior to the date of such termination pursuant to the immediately preceding paragraph. Such amount shall be less withholding for taxes and deduction for other appropriate items. For the avoidance of doubt, in no event shall you be entitled to receive a payment under this paragraph and under the second full paragraph of Section

9(a). Furthermore, the provisions of the last paragraph of Section 9(a) (including the obligation to deliver the Release and such release becoming effective) shall apply to any payments under this paragraph with any necessary modifications.”

7. Executive shall receive an award of 500,000 stock options subject to the Company’s standard terms and conditions, at Fair Market Value as of the date of grant, on or about June 30, 2012 (or as soon thereafter as practicable). Such options shall vest and become exercisable as follows: 25% of such options shall vest on the first anniversary of the date on which they are granted, and the remainder shall vest in equal installments of 4.6875% at the end of each complete quarter thereafter for 16 quarters, subject in each case to your continued employment with the Company or service as a member of the Board of Directors as contemplated by the penultimate paragraph of Section 11 through the applicable vesting date. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, those options which would have vested within two years from the date of such termination shall accelerate and vest upon such termination. In the event that following the end of the Employment Period, the Company terminates your service on the Board of Directors without Cause, those options which would have vested within two years of the end of the Employment Period shall accelerate and vest upon such termination. Additionally, at the commencement of each Additional Term, the Board of Directors will determine, in its discretion, whether you shall receive a new award of stock options.

8. The phrase “During the Employment Period and for two years following any Date of Termination” appearing in each of Section 10(a), (b), and (c) of the Agreement shall be amended and restated in its entirety to read, in each case, as follows:

“During the Employment Period, the duration of any service on the Board of Directors contemplated by the penultimate paragraph of Section 11 of the Agreement and for two years following the later of the end of the Employment Period and the termination of such service on the Board of Directors.”

9. Paragraph 5 of Amendment No. 2 is hereby amended and restated in its entirety to read as follows:

“Notwithstanding anything to the contrary in any other agreement (including the Plan or any applicable grant or award agreement), following the termination of Executive’s employment for any reason other than Cause, death or Disability and for so long as Executive is not in violation of any provision of Section 10 of the Agreement, Executive shall be permitted to exercise any stock options until the later of (i) the expiration of such stock option by its terms and (ii) two years from the end of the Employment Period, and to the extent not exercised by such time, such options shall be forfeited.

10. Except as otherwise specifically amended herein, the Agreement and any amendments thereto shall remain in full force and effect. In the event of any conflict between the Agreement (and any existing amendments thereto) and this Amendment No. 3, the terms of this Amendment No. 3 shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

EXECUTIVE

By:	/s/ Michael S. Gilliland
Name:	Michael S. Gilliland
Title:	Chief Executive Officer

SOVEREIGN HOLDINGS, INC.

By:	/s/ Sterling L. Miller
Name:	Sterling L. Miller
Title:	General Counsel/Corporate Secretary

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